                                                                                                                                                                                                          EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 5, 2020, Minerals Technologies Inc. (the “Company”) had one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Capital Stock

Our Certificate of Incorporation currently authorizes our Board of Directors to issue 100,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, without par value. As of February 5, 2020, 34,473,835 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. There are no redemption or sinking fund provisions applicable to our common stock. The holders of our common stock have no preemptive or conversion rights or other subscription rights.

Our Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, which may be greater than the rights of the common stock.  It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock.  Under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of securities of the Company or the removal of incumbent management.

Dividend Rights

The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors.  The DGCL and our Certificate of Incorporation do not require our Board of Directors to declare dividends on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion, subject to the amount legally available for the payment of dividends on our common stock by us under the DGCL and to preferences that may be applicable to any outstanding preferred stock.

Voting Rights

Our Certificate of Incorporation provides that, except as may otherwise be provided in a certificate of designations relating to any outstanding series of preferred stock or by applicable law, the holders of shares of common stock shall be entitled to one vote for each such share upon each matter presented to the stockholders. Holders of our common stock do not possess cumulative voting rights.

Rights Upon Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution.

Listing

Our common stock is traded on the New York Stock Exchange under the trading symbol “MTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws contain certain provisions that may delay, defer or prevent a change in control of the Company.

Our Certificate of Incorporation and our Bylaws provide for our Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. About one-third of the Board will be elected annually, and each member will serve a three-year term. The provision for a classified Board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the Board until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. The number of directors shall be not less than three nor more than 12, the exact number fixed from time to time by resolution of a majority of the directors then in office.

Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only with the approval of the holders of at least 80% of the voting power of the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors (“Voting Stock”). Any vacancy on the Board of Directors may be filled by the majority vote of the remaining directors then in office.

Our Certificate of Incorporation and Bylaws provide that any action taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Our Bylaws provide that special meetings of stockholders may be called by the Chief Executive Officer, and shall be called by the Chief Executive Officer or the Secretary at the request in writing of a majority of the Board of Directors. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the Board. The Certificate of Incorporation provides that the Board of Directors has the power to adopt, amend or repeal the Bylaws.

The affirmative vote of the holders of 80% or more of the outstanding shares of Voting Stock is required to alter, amend, or repeal the provisions of the Certificate of Incorporation relating to the classified board, vacancy and removal of directors, the power of the Board to adopt, amend or repeal the Bylaws, as well as certain other provisions of the Certificate of Incorporation.

Our Certificate of Incorporation provides that the liability of directors to the Company or our stockholders shall be eliminated to the fullest extent permitted by the DGCL. Our Bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or serves or served as a director or officer of any other entity at our request.

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors prior to the time the interested stockholder obtained such status;

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and by the holders of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.